Zion Oil & Gas now accepts Direct Stock Purchase Plan Electronic Payments

Dallas, Texas and Caesarea, Israel – September 10, 2013 – Zion Oil & Gas, Inc. (“Zion”) (NASDAQ GM: ZN) announced today, in connection with their Direct Stock Purchase Plan (the “DSPP” or “Plan”) and Unit Offering, that they now accept electronic payments through Telecheck Internet Check Acceptance Service. Zion is the first company to offer electronic enrollment and electronic payment for stock purchases directly online.

On August 26, 2013, Zion announced in a press release the extension of their Unit Offering’s expiration date to November 29, 2013, partly so that investors can use this easy, one of a kind, simple way to invest.

Investors can now fill out the DSPP Enrollment Form and pay for their investment electronically via Zion’s website, www.zionoil.com/dspp. Investors can fill out a DSPP enrollment form, sign the form electronically, and continue to the payment screen where they can verify the enrollment form information and enter their specific banking information, all in an embedded and encrypted format. The submitted payment information is routed to our merchant, First Data/CitiBank, for processing through Tempus, our payment gateway provider. The gateway provider is an e-commerce service provider that authorizes payments and encrypts sensitive information to ensure that information is passed securely between the Zion website and First Data/CitiBank.

TeleCheck Internet Check Acceptance Service and Tempus Technologies Payment Portal API provide the check security safeguards that follow the PCI DSS guidelines for secure payment processing.

Zion’s common stock trades on the NASDAQ Global Market under the symbol “ZN” and Zion’s warrants are expected to trade under the reserved symbol “ZNWOW”.

This announcement is neither an offer nor a solicitation of an offer. The securities are offered by prospectus only, and only within the States and other jurisdictions in which the securities may be sold, and this announcement is neither an offer to sell nor a solicitation of any offer to buy in any State or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities of any such state or jurisdiction. The DSPP was filed by Prospectus Supplement (File No. 333-174266).

Zion Oil & Gas, a Delaware corporation, explores for oil and gas onshore in Israel and holds three petroleum exploration licenses, comprised of the Asher-Menashe License (covering approximately 79,000 acres), the Joseph License (covering approximately 83,000 acres), and the Jordan Valley License (covering approximately 56,000 acres). Collectively, our three license areas cover approximately 218,000 acres. The Company has filed application for the Megiddo-Jezreel Valley License (covering approximately 98,000 acres), which borders the Jordan Valley License area.

NOTICE

Zion Oil & Gas, Inc. filed a Prospectus Supplement on March 27, 2013 to its Prospectus dated May 26, 2011 with the SEC for the Dividend Reinvestment and Common Stock Purchase Plan to which this communication relates. On August 26, 2013, Zion filed Amendment No. 1 to the Prospectus Supplement, extending the unit program for approximately 90 days. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about Zion Oil & Gas and its offering. You may get these documents without charge visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Zion Oil & Gas will send you the prospectus if you request it by calling toll free 1-888-TX1-ZION (1-888-891-9466).

Zion’s homepage may be found at: www.zionoil.com

Contact:

Zion Oil & Gas, Inc.

Brittany Martin, 214-221-4610

dallas @zionoil.com